Exhibit 99.1

Company Contact:	Investor Relations
Stephen J. Hansbrough	Scott Liolios or Ron Both
Chairman, President & CEO	Liolios Group, Inc.
HearUSA, Inc (561) 478-8770	info@liolios.com (949) 574-3860

HEARUSA REPORTS RECORD FOURTH QUARTER AND FISCAL 2007 RESULTS

West Palm Beach, Fla. -- March 26, 2008 -- HearUSA, Inc. (AMEX: EAR), the recognized leader in hearing care for the nation’s top managed care providers through more than 190 company-owned hearing care centers and a network of over 1,900 affiliated providers, reported record financial results for the fourth quarter and year ended December 29, 2007.

Highlights

•	Fifth consecutive quarter of record net revenues totaling $27.6 million, up 21% vs. Q4 2006
•	Second sequential GAAP profitable quarter
•	Q4 2007 income from operations up $1.8 million year-over-year to $1.9 Million
•	Fiscal 2007 income from operations up 84% to a record $7.0 million
•	24 completed acquisitions in 2007 with $12.9 million trailing 12-month revenues

Financial Results for Fourth Quarter 2007

In the fourth quarter 2007, net revenues totaled a record $27.6 million, an increase of 3% from $26.9 million in the previous quarter and an increase of 21% from $22.8 million in the fourth quarter of 2006. 57% of this increase over the comparable 2006 quarter (or 12 percentage points of the 21%) was due to the contribution of acquired centers, with the remaining 43% (or nine percentage points of the 21%) attributable to organic growth. This was the company’s fifth consecutive quarter of record net revenue.

Income from operations was $1.9 million or 7% of net revenues, as compared to $102,000 or less than 1% of net revenues in the fourth quarter of 2006.

The net income applicable to common stockholders in the fourth quarter 2007 was $111,000 or $0.00 per basic and diluted share, as compared to a net loss of $1.6 million or ($0.05) per basic and diluted share in the same year-ago quarter.

Financial Results for Fiscal 2007

For the full year 2007, net revenues totaled a record $102.9 million, an increase of 16% from $88.8 million in 2006.

Income from operations totaled a record $7.0 million or 6.7% of net revenues in 2007, an increase of 84% from $3.8 million or 4.3% of net revenues reported in 2006. The 2007 income from operations included non-recurring charges totaling $1.4 million, or 1.4% of net revenues, comprised of the initial cost of the Shula television campaign, costs associated with the 2006 financial statement restatement and severance costs.

In 2007, net loss applicable to common stockholders totaled $3.3 million or ($0.09) per basic and diluted share, which was virtually unchanged from a loss of $3.3 million or ($0.10) per basic and diluted share in 2006. The 2007 net loss applicable to common stockholders includes non-recurring charges totaling $4.0 million or $0.11 per basic share and $0.09 per diluted share related to the conversion of the 2003 convertible subordinated notes and warrants, the initial cost of the Shula television campaign, costs associated with the 2006 financial statement restatement and severance costs.

2007 Operational Highlights

HearUSA’s record net revenues in 2007 were largely the result of a continued and very robust acquisition program of hearing care centers. About 90% of the increase in net revenues (or 14.4 percentage points of the 16% increase of 2007 over 2006 net revenues) was attributable to acquired centers. The company acquired 24 centers in 2007, with 10 acquired in the final quarter. Together, these new centers represent trailing 12-month revenues estimated at more than $12.9 million.

Other major 2007 highlights included the signing of Coach Don Shula as the company spokesman and the launch of the television campaign, “Just Find Out,” featuring Coach Shula at the end of the second quarter. The company believes this campaign was a substantial contributor to the 8% organic growth realized in the second half of the year.

HearUSA continued to make substantial headway in the managed care arena. Over 40 new or expanded contracts were added in 2007 with some of the nation’s leading managed health care organizations. The company expects to realize benefits in 2008 as these contracts are initiated and members added.

During the second half of 2007, the company restructured its management team by reducing its size and realigning responsibilities in order to become more efficient and in preparation for growth in years to come. This restructuring resulted in a reduction in wages of more than $1.0 million on an annualized basis, before one-time severance of $518,000 recorded in the third and fourth quarters of the year. As part of the restructuring, the company also implemented changes related to its regional management team in order to increase responsibilities for profitability of their respective regions, including new incentives based on profitability.

“We are very pleased with our performance in the fourth quarter. We again raised the revenue bar and achieved profitability as planned,” said Stephen J. Hansbrough, president and CEO. “This was accomplished despite the holiday season creating fewer sales days as compared to the previous quarter. The momentum we gained in the third quarter clearly continued into the fourth, and this has become a springboard into a very ambitious 2008 in terms of both revenue and continued profitability. Our first quarter is about to end very well.”

Added Hansbrough, “In terms of acquisitions, so far in 2008 we’ve closed on three additional transactions with trailing 12-month revenues estimated at $1.4 million and we currently have eight letters of intent to acquire businesses with aggregate trailing 12-month revenues of $6.2 million. In terms of organic growth, we see the upward trend continuing, keeping us on target for the annual revenue forecast we issued in January and for achieving the company’s first profitable year.”

2008 Guidance

As previously announced in January, the company expects 2008 net revenue to increase at least 16% and exceed $120 million. Management expects to improve operating margin primarily from increases in total net revenues and strong control over center operating expenses and general and administrative expenses. These measures are anticipated to also improve profitability.

The company has adjusted its earnings per share (EPS) guidance, which was previously at $0.10 and $0.13 before the announced retirement of Dr. Paul Brown. After factoring in a one-time charge of approximately $720,000 related to his retirement in the first quarter of 2008, the company expects 2008 EPS in the range of $0.08 to $0.11 per basic share.

The company’s long-term objective is to continue to grow revenues 15% to 20% per year and reach an operating margin of 10% to 12%. Management believes the company is on its way to achieve these goals as long as growth from comparable centers remains healthy and costs remain under control.

Conference Call

The company will hold a conference call later today to discuss its fourth quarter and fiscal year 2007 financial results. Chairman, President, CEO Stephen J. Hansbrough and Executive Vice President and CFO Gino Chouinard will host the presentation, which will be followed by a question and answer period.

Date: March 26, 2008

Time: 4:30 pm Eastern (1:30 pm Pacific)

Domestic callers: 1-800-762-8779

International callers: 1-480-248-5081

Conference ID#: 3860500

Internet Simulcast: http://viavid.net/dce.aspx?sid=00004DE9

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization and ask you to wait until the call begins. If you have any difficulty connecting with the conference call, please contact the Liolios Group at (949) 574-3860.

A replay of the call will be available later that evening and will be accessible until April 9, 2008. The replay call-in number is 1-800-406-7325 for domestic callers and 1-303-590-3030 for international. The conference ID is # 3860500. Internet replay: http://viavid.net/dce.aspx?sid=00004DE9

About HearUSA

HearUSA, Inc. provides hearing care to patients primarily through more than 190 company-owned hearing care centers, which offer a complete range of quality hearing aids with an emphasis on the latest digital technology. HearUSA Centers are located in California, Florida, New York, New Jersey, Massachusetts, Ohio, Michigan, Missouri, North Carolina, and the province of Ontario, Canada. The company also derives revenues from its HearUSA Hearing Care Network, comprised of 1,900 affiliated audiologists in 49 states, as well as its website that enables online purchases of hearing related products, such as batteries, hearing aid accessories and assistive listening devices. For further information, click on “investor information” at the HearUSA website: www.hearusa.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Securities Litigation Reform Act of 1995, including the statements concerning the company’s expectation of realizing benefits in 2008 from the expanded managed care contracts as these contracts are initiated and members added; that its 2008 first quarter is about to end very well; that in terms of organic growth, the upward trend is continuing, and the company is on target for the revenue forecast for 2008 and achieving its first profitable year; that the company expects 2008 net revenue to increase at least 16% and exceed $120 million; that the company expects to improve operating margin primarily from increases in total net revenues and strong control over center operating expenses and general and administrative expenses, which are anticipated to improve profitability; and that after factoring in the one-time severance charge for Dr. Brown of approximately $720,000, the company expects 2008 EPS in the range of $0.08 to $0.11. These statements involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Potential risks and uncertainties include such factors as successful implementation of the company’s acquisition program; integration of the newly acquired centers and maintenance of revenue levels from those centers; the company’s ability to maintain cost controls and limit expenses; the ability of the company to maintain unit sales of Siemens hearing aids; market demand for the company’s goods and services; changes in the pricing environment; general economic conditions in those geographic regions where the company’s centers are located; the impact of competitive products; and other risks and uncertainties described in the company’s filings with the Securities and Exchange Commission, including the company’s Form 10-K for the fiscal year ended December 30, 2006.

HearUSA, Inc.

Consolidated Statements of Operations

(unaudited)

	Quarter Ended
	December 29, 2007	December 30, 2007
Net Revenues
Net hearing aid and other product revenues	$25,819	$21,174
Net service revenues	1,689	1,657
Total net revenues	27,508	22,831

Operating costs and expenses
Cost of hearing aids and other products	7,441	6,263
Cost of services	558	463
Total cost of products sold	7,999	6,726
Center operating expenses	13,003	11,615
General and administrative expenses	3,921	3,877
Depreciation and amortization	651	511
Total operating costs and expenses	25,574	22,729

Income from operations	1,934	102

Non-operating income (expense):
Interest Income	35	59
Interest Expense	(1,288)	(1,544)
Loss from continuing operations before income tax expense,
net loss from discontinued operations and minority interest in
income of consolidated Joint Venture	681	(1,383)

Income tax expense	(135)	96

Minority interest in consolidated Joint Venture	(401)	(249)
Net income (loss)	145	(1,536)
Dividends on preferred stock	(34)	(35)

Net income (loss) applicable to common stockholders	$111	$(1,571)

Net income (loss) from continuing operations, including dividends on preferred stock, applicable to common stockholders-basic	$0.00	$(0.05)
Net income (loss) from continuing operations, including dividends on preferred stock, applicable to common stockholders-diluted	$0.00	$(0.05)
Net income (loss) applicable to common stockholders per common share-basic	$0.00	$(0.05)
Net income (loss) applicable to common stockholders per common share-diluted	$0.00	$(0.05)
Weighted average number of shares of common stock outstanding-basic	38,231	32,269
Weighted average number of shares of common stock outstanding-diluted	46,223	32,269

HearUSA, Inc.

Consolidated Statements of Operations

(unaudited)

	Year Ended
	December 29, 2007	December 30, 2006
	(Dollars and shares in thousands, except per share amounts)
Net revenues
Hearing aids and other products	$96,008	$82,820
Services	6,868	5,966
Total net revenues	102,876	88,786

Operating costs and expenses
Hearing aids and other products	26,017	24,942
Services	2,088	1,761
Total cost of products sold and services	28,105	26,703
Center operating expenses	50,401	42,281
General and administrative expenses (including approximately $606,000 and $976,000 of non-cash employee stock-based compensation expense)	15,227	14,005
Depreciation and amortization	2,248	1,988
Total operating costs and expenses	95,981	84,977
Income from operations	6,895	3,809
Non-operating income (expense):
Gain from insurance settlement	—	203
Interest income	164	152
Interest expense (including approximately $3.5 million, $2.7 million, $2.5 million and $2.1 million of non-cash debt discount amortization and a non-cash reduction of approximately $319,000 and $513,000 for the decrease in the fair value of the warrant liability)	(8,022)	(5,964)
Loss from continuing operations before income tax expense, net loss from discontinued operations and minority interest in income of consolidated Joint Venture	(963)	(1,800)
Income tax expense	(769)	(741)
Minority interest in income of consolidated Joint Venture	(1,478)	(633)
Net loss from continuing operations	(3,210)	(3,174)
Gain on disposition of assets from discontinued operations	—	—
Loss from discontinued operations	—	—
Loss from discontinued operations	—	—
Net loss	(3,210)	(3,174)
Dividends on preferred stock	(137)	(138)
Net loss applicable to common stockholders	$(3,347)	$(3,312)
Net loss from continuing operations, including dividends on preferred stock, applicable to common stockholders- basic and diluted	$(0.09)	$(0.10)
Net loss applicable to common stockholders per common share - basic and diluted	$(0.09)	$(0.10)
Weighted average number of shares of common stock outstanding	36,453	32,225

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